Exhibit 99.1

COMPANY CONTACT:

Rhonda F. Rhyne, President rrhyne@cardiodynamics.com 800-778-4825 Ext. 1013

CardioDynamics Announces Plan to Accelerate Return to Profitability

Actions Focus on Revenue Growth Initiatives and Expense Reductions,
Including Executive Pay Cuts

SAN DIEGO, CA—September 17, 2007--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, announced today a plan to accelerate the Company’s return to profitability capitalizing on the proceeds from the $8 million sale of Vermed. The plan provides for strategic investments in revenue growth initiatives and expense reductions, including a 10% reduction in executive salaries.

Following its third consecutive quarterly year over year revenue growth for its ICG business, ending August 31, 2007, the Company announced details of a comprehensive revenue growth plan, the Phoenix Initiative. This initiative includes programs to enhance revenue growth and address market adoption challenges, with revenue growth potential estimated at over $10M million. In aggregate, the programs have the potential to increase the Company's estimated 10% annual revenue growth to 15-20%. Phoenix Initiative highlights include the YES program, Legacy program, ICG Centers of Excellence Partnership program, Direct Response program, and Pharmaceutical Research Alliance program.

•	The Yes program addresses potential customer concerns related to reimbursement, financing and long-term sensor cost through five year investment protection and product warranty.

•	The Legacy program targets early adopters of ICG and is designed to improve customer satisfaction, utilization, referrals and ICG system upgrades.

•	The ICG Centers of Excellence Partnership program engages highly satisfied, clinically experienced ICG users to educate non-users about the clinical benefits of ICG.

•	The Direct Response program employs a dedicated marketing team to pursue current BioZ customers to upgrade their BioZ system to the latest generation ICG device, the BioZ Dx system.

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The Pharmaceutical Research Alliance program collaborates with core laboratories and clinical research organizations to incorporate ICG into Phase I - IV pharmaceutical clinical research trials for enhanced cardiac safety monitoring.

As part of the Company’s plan to accelerate return to profitability, it also announced a number of expense reductions. The executive management team is taking a 10% salary reduction and adding additional operational duties to their daily responsibilities. The Company also announced that it does not intend to fill vacancies in several positions resulting from attrition and the consolidation of four middle management positions within its corporate offices. The Company successfully piloted and is implementing an associate tier in its clinical application sales force, which allows the department to reduce overall costs while improving customer satisfaction.  Additionally, the Company identified product design changes to reduce product cost and will implement them as soon as practical. Collectively, these expense reductions are estimated to save approximately $2 million annually.

“Now that we have completed the sale of Vermed and injected needed cash into the recovering ICG business, we felt it was important to accelerate our efforts to return to positive operating cash flow and profitability as quickly as possible,” stated Michael K. Perry, Chief Executive Officer. “We have identified a number of actions to improve top-line revenue growth and reduce expenses to enhance the cash generating capability of the business. These actions will facilitate continued investments in our field sales and clinical application specialist teams, clinical trial research and core technology improvement. We believe these investments will drive increased revenue growth and help establish ICG in the treatment guidelines for heart failure and hypertension over the next five years."

Perry added, "We continue to believe the company is undervalued relative to the growth prospects we have outlined, the 95%+ market share we have built in the ICG marketplace, our 65+ person direct sales and clinical team, the large and growing base of recurring sensor revenue, our 16 filed patents, and $47 million of net operating loss carry-forwards. With over $8 million in cash and a renewed focus on returning to profitability, we believe the company is worth far in excess of its present market capitalization of less than one times revenue."

The Company also announced that in the next few weeks it will be finalizing and rolling out plans for its next hypertension clinical trial. The trial is targeted to support expansion of the Company’s hypertension reimbursement with Medicare and private insurance companies.

About CardioDynamics

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.
Forward-Looking (Safe Harbor) Statement
Except for historical and factual information contained herein, this press release contains forward-looking statements, such as investment plans, inclusion of ICG in treatment guidelines, Phoenix Initiative revenue growth potential and projected expense reductions, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.